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                                                                   Exhibit 23.4


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-107059) and related Prospectus of Leucadia National Corporation for the registration of its 7% Senior Notes due 2013 and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements and schedules of WilTel Communications Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP
                                                               ERNST & YOUNG LLP


Tulsa, Oklahoma
November 14, 2003